Pricing Supplement To underlying supplement No. 1 dated August 17, 2015, product supplement B dated July 31, 2015, prospectus supplement dated July 31, 2015 and prospectus dated April 27, 2016	Pricing Supplement No. 2816B Registration Statement No. 333–206013 Rule 424(b)(2)

Deutsche Bank

Structured Investments	Deutsche Bank AG
$10,000,000 Annual Review Notes Linked to the Least Performing of the SPDR® S&P® Oil & Gas Exploration & Production ETF, the Technology Select Sector SPDR® Fund and the SPDR® S&P® Bank ETF due April 13, 2020

General

•	The notes are linked to the least performing of the SPDR® S&P® Oil & Gas Exploration & Production ETF, the Technology Select Sector SPDR® Fund and the SPDR® S&P® Bank ETF (each, an “Underlying”). The notes will be automatically called if on either of the annual Review Dates the Closing Prices of all the Underlyings are greater than or equal to their respective Initial Prices. If the notes are automatically called, investors will receive on the applicable Call Settlement Date a positive return on the notes equal to the applicable Call Return based on a rate of 17.90% per annum. The notes will cease to be outstanding following an automatic call and no further payments will be made following the Call Settlement Date.

•	If the notes are not automatically called and the Final Price of the least performing Underlying, which we refer to as the “Laggard Underlying,” is greater than or equal to its Trigger Price (equal to 70.00% of its Initial Price), for each $1,000 Face Amount of notes, investors will receive at maturity a positive return on the notes equal to the Digital Return of 53.70%. However, if the notes are not automatically called and the Final Price of the Laggard Underlying is less than its Trigger Price, for each $1,000 Face Amount of notes, investors will lose 1.00% of the Face Amount for every 1.00% by which the Final Price of the Laggard Underlying is less than its Initial Price. The notes do not pay any coupons or dividends and investors should be willing to lose a significant portion or all of their investment if the notes are not automatically called and the Final Price of the Laggard Underlying is less than its Trigger Price. Any payment on the notes is subject to the credit of the Issuer.

•	The first Review Date, and therefore the earliest date on which an Automatic Call may be initiated, is April 20, 2018.

•	Senior unsecured obligations of Deutsche Bank AG due April 13, 2020.

•	Minimum purchase of $1,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.

•	The notes priced on April 7, 2017 (the “Trade Date”) and are expected to settle on April 12, 2017 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Underlyings:	Underlying	Ticker Symbol	Initial Price	Trigger Price
	SPDR® S&P® Oil & Gas Exploration & Production ETF	XOP	$37.22	$26.05
	Technology Select Sector SPDR® Fund	XLK	$53.06	$37.14
	SPDR® S&P® Bank ETF	KBE	$42.38	$29.67

(Key Terms continued on next page)

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement, page PS–5 of the accompanying prospectus supplement and page 13 of the accompanying prospectus and “Selected Risk Considerations” beginning on page 10 of this pricing supplement.

The Issuer’s estimated value of the notes on the Trade Date is $951.00 per $1,000 Face Amount of notes, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Notes” on page 3 of this pricing supplement for additional information.

By acquiring the notes, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure (as defined below) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the notes or the conversion of the notes into ordinary shares or other instruments of ownership. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the notes. Please see “Resolution Measures and Deemed Agreement” on page 4 of this pricing supplement for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Fees(1)	Proceeds to Issuer
Per Note	$1,000.00	$15.00	$985.00
Total	$10,000,000.00	$150,000.00	$9,850,000.00
(1)	JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC, which we refer to as JPMS LLC, or one of its affiliates will act as placement agents for the notes. The placement agents will receive a fee from the Issuer of $15.00 per $1,000 Face Amount of notes. Please see “Supplemental Plan of Distribution” in this pricing supplement for more information about fees.

The notes are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

JPMorgan

Placement Agent

April 7, 2017

(Key Terms continued from previous page)

Automatic Call:	The notes will be automatically called by the Issuer if, on either of the Review Dates, the Closing Prices of all the Underlyings are greater than or equal to their respective Initial Prices.
Payment upon an Automatic Call:	If the notes are automatically called, you will receive a cash payment per $1,000 Face Amount of notes on the related Call Settlement Date equal to the Face Amount plus the product of the Face Amount and the applicable Call Return. The Call Returns are based on a rate of 17.90% per annum. The notes will cease to be outstanding following an Automatic Call and no further payments will be made following the Call Settlement Date. The Review Dates, Call Settlement Dates, Call Returns and the payment due upon an Automatic Call applicable to each Review Date are set forth in the table below.
	Review Date	Call Settlement Date	Call Return	Payment upon an Automatic Call (per $1,000 Face Amount of notes)
	April 20, 2018	April 25, 2018	17.90%	$1,179.00
	April 5, 2019	April 10, 2019	35.80%	$1,358.00

Review Dates[1]:	Annually, on the dates set forth in the table under “Payment upon an Automatic Call” above
Call Settlement Dates[1]:	As set forth in the table under “Payment upon an Automatic Call” above
Payment at Maturity:	If the notes are not automatically called, you will receive a cash payment at maturity, which will depend on the Final Price of the Laggard Underlying:

•     If the Final Price of the Laggard Underlying is greater than or equal to its Trigger Price, you will receive a cash payment at maturity per $1,000 Face Amount of notes calculated as follows:

$1,000 + ($1,000 x Digital Return)

• If the Final Price of the Laggard Underlying is less than its Trigger Price, you will receive a cash payment at maturity per $1,000 Face Amount of notes calculated as follows:

$1,000 + ($1,000 x Underlying Return of the Laggard Underlying)

If the notes are not automatically called and the Final Price of the Laggard Underlying is less than its Trigger Price, for each $1,000 Face Amount of notes, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Price of the Laggard Underlying is less than its Initial Price. In this circumstance, you will lose a significant portion or all of your investment at maturity. Any payment at maturity is subject to the credit of the Issuer.
Laggard Underlying:	The Underlying with the lowest Underlying Return. If the calculation agent determines that any two or all three of the Underlyings have equal lowest Underlying Returns, then the calculation agent will, in its sole discretion, designate one of such Underlyings as the Laggard Underlying.
Digital Return:	53.70%, which reflects the maximum return on the notes. Accordingly, the maximum Payment at Maturity will be $1,537.00 per $1,000 Face Amount of notes.
Trigger Price:	For each Underlying, 70.00% of its Initial Price, as set forth in the table under “Underlyings” above
Underlying Return:	For each Underlying, the Underlying Return will be calculated as follows:

Final Price – Initial Price
Initial Price

Initial Price:	For each Underlying, the Closing Price of such Underlying on the Trade Date, as set forth in the table under “Underlying” above
Final Price:	For each Underlying, the arithmetic average of the Closing Prices of such Underlying on each of the five Averaging Dates
Closing Price:	For each Underlying, the closing price of one share of such Underlying on the relevant date of calculation multiplied by the then-current Share Adjustment Factor, as determined by the calculation agent
Share Adjustment Factor:	For each Underlying, initially 1.0, subject to adjustment for certain actions affecting such Underlying. See “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement.
Trade Date:	April 7, 2017
Settlement Date:	April 12, 2017
Averaging Dates[1]:	April 1, 2020, April 2, 2020, April 3, 2020, April 6, 2020 and April 7, 2020
Maturity Date[1]:	April 13, 2020
Listing:	The notes will not be listed on any securities exchange.
CUSIP / ISIN:	25155MAN1 / US25155MAN11
[1]	Subject to adjustment as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement. If a Review Date is postponed, the related Call Settlement Date will be postponed accordingly as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Issuer’s Estimated Value of the Notes

The Issuer’s estimated value of the notes is equal to the sum of our valuations of the following two components of the notes: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the notes is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of notes, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the notes. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the notes, reduces the economic terms of the notes to you and is expected to adversely affect the price at which you may be able to sell the notes in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the notes or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the notes. The difference between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the notes on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Resolution Measures and Deemed Agreement

On May 15, 2014, the European Parliament and the Council of the European Union adopted a directive establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or the “Resolution Act”), which became effective on January 1, 2015. The Bank Recovery and Resolution Directive and the Resolution Act provided national resolution authorities with a set of resolution powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. From January 1, 2016, the power to initiate resolution measures applicable to significant banking groups (such as Deutsche Bank Group) in the European Banking Union has been transferred to the European Single Resolution Board which, based on the European Union regulation establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (the “SRM Regulation”), works in close cooperation with the European Central Bank, the European Commission and the national resolution authorities. Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations, the notes may be subject to any Resolution Measure by the competent resolution authority if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. By acquiring the notes, you will be bound by and deemed irrevocably to consent to the provisions set forth in the accompanying prospectus, which we have summarized below.

By acquiring the notes, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure by the competent resolution authority. Under the relevant resolution laws and regulations as applicable to us from time to time, the notes may be subject to the powers exercised by the competent resolution authority to: (i) write down, including to zero, any payment (or delivery obligations) on the notes; (ii) convert the notes into ordinary shares of (a) the Issuer, (b) any group entity or (c) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; and/or (iii) apply any other resolution measure including, but not limited to, any transfer of the notes to another entity, the amendment, modification or variation of the terms and conditions of the notes or the cancellation of the notes. We refer to each of these measures as a “Resolution Measure.” A “group entity” refers to an entity that is included in the corporate group subject to a Resolution Measure. A “bridge bank” refers to a newly chartered German bank that would receive some or all of our assets, liabilities and material contracts, including those attributable to our branches and subsidiaries, in a resolution proceeding.

Furthermore, by acquiring the notes, you:

•	are deemed irrevocably to have agreed, and you will agree: (i) to be bound by, to acknowledge and to accept any Resolution Measure and any amendment, modification or variation of the terms and conditions of the notes to give effect to any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; and (iii) that the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the senior indenture dated November 22, 2006 among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authenticating agent and registrar, as amended and supplemented from time to time (the “Indenture”), or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent, the issuing agent and the registrar (each, an “indenture agent”) for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the notes; and

•	will be deemed irrevocably to have: (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the notes; (ii) authorized, directed and requested The Depository Trust Company (“DTC”) and any direct participant in DTC or other intermediary through which you hold such notes to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the notes as it may be imposed, without any further action or direction on your part or on the part of the trustee or the indenture agents; and (iii) acknowledged and accepted that the Resolution Measure provisions described herein and in the “Resolution Measures” section of the accompanying prospectus are exhaustive on the matters described herein and therein to the exclusion of any other agreements, arrangements or understandings between you and the Issuer relating to the terms and conditions of the notes.

This is only a summary, for more information please see the accompanying prospectus dated April 27, 2016, including the risk factors beginning on page 13 of such prospectus.

Additional Terms Specific to the Notes

You should read this pricing supplement together with underlying supplement No. 1 dated August 17, 2015, product supplement B dated July 31, 2015, the prospectus supplement dated July 31, 2015 relating to our Series A global notes of which these notes are a part and the prospectus dated April 27, 2016. Delaware Trust Company, which acquired the corporate trust business of Law Debenture Trust Company of New York, is the successor trustee of the notes. When you read the accompanying underlying supplement, product supplement and prospectus supplement, please note that all references in such supplements to the prospectus dated July 31, 2015, or to any sections therein, should refer instead to the accompanying prospectus dated April 27, 2016 or to the corresponding sections of such prospectus, as applicable, unless otherwise specified or the context otherwise requires. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated August 17, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006546/crt_dp58829-424b2.pdf

•	Product supplement B dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006059/crt_dp58181-424b2.pdf

•	Prospectus supplement dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

•	Prospectus dated April 27, 2016:

https://www.sec.gov/Archives/edgar/data/1159508/000119312516559607/d181910d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying product supplement, prospectus supplement and prospectus, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. We will notify you in the event of any changes to the terms of the notes and you will be asked to accept such changes in connection with your purchase of any notes. You may also choose to reject such changes, in which case we may reject your offer to purchase the notes.

Hypothetical Examples

The table and hypothetical examples set forth below are for illustrative purposes only. The actual returns applicable to a purchaser of the notes will be determined on the relevant Review Date or on the Averaging Dates, as applicable. The following results are based solely on the hypothetical examples cited below. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the tables and hypothetical examples below may have been rounded for ease of analysis.

The following table illustrates the hypothetical payments on the notes upon an Automatic Call or at maturity. The table below is based on the following terms of the notes:

Trigger Price*:	For each Underlying, 70.00% of its Initial Price

Call Returns:	17.90% and 35.80% for the first and second Review Dates, respectively

Digital Return:	53.70%

* The actual Initial Price and Trigger Price for each Underlying are set forth on the cover of this pricing supplement.

There will be only one payment on the notes, either at maturity or, due to an Automatic Call, on a Call Settlement Date. An entry of “N/A” indicates that the notes would not be called on the applicable Review Date and no payment would be made on the corresponding Call Settlement Date. We make no representation or warranty as to which of the Underlyings will be the Laggard Underlying for purposes of calculating the Payment at Maturity.

Hypothetical Appreciation / Depreciation of the Least Performing Underlying (%)	Hypothetical Return at First Review Date (%)**	Hypothetical Return at Second Review Date (%)**	Hypothetical Return on the Notes at Maturity (%)	Hypothetical Payment at Maturity ($)
100.00%	17.90%	35.80%	53.70%	$1,537.00
90.00%	17.90%	35.80%	53.70%	$1,537.00
80.00%	17.90%	35.80%	53.70%	$1,537.00
70.00%	17.90%	35.80%	53.70%	$1,537.00
60.00%	17.90%	35.80%	53.70%	$1,537.00
50.00%	17.90%	35.80%	53.70%	$1,537.00
40.00%	17.90%	35.80%	53.70%	$1,537.00
30.00%	17.90%	35.80%	53.70%	$1,537.00
20.00%	17.90%	35.80%	53.70%	$1,537.00
10.00%	17.90%	35.80%	53.70%	$1,537.00
0.00%	17.90%	35.80%	53.70%	$1,537.00
-10.00%	N/A	N/A	53.70%	$1,537.00
-20.00%	N/A	N/A	53.70%	$1,537.00
-30.00%	N/A	N/A	53.70%	$1,537.00
-31.00%	N/A	N/A	-31.00%	$690.00
-40.00%	N/A	N/A	-40.00%	$600.00
-50.00%	N/A	N/A	-50.00%	$500.00
-60.00%	N/A	N/A	-60.00%	$400.00
-70.00%	N/A	N/A	-70.00%	$300.00
-80.00%	N/A	N/A	-80.00%	$200.00
-90.00%	N/A	N/A	-90.00%	$100.00
-100.00%	N/A	N/A	-100.00%	$0.00

** If the notes are automatically called, payable on the related Call Settlement Date.

The following hypothetical examples illustrate how the returns set forth in the table above are calculated.

Example 1: The Closing Prices of all the Underlyings are greater than their respective Initial Prices on the first Review Date. Because the Closing Prices of all the Underlyings on the first Review Date are greater than their respective Initial Prices, the notes are automatically called on the first Review Date and the investor will receive on the related Call Settlement Date a cash payment of $1,179.00 per $1,000 Face Amount of notes. There will be no further payments on the notes.

Example 2: The Closing Price of at least one Underlying is less than its Initial Price on the first Review Date and the Closing Prices of all the Underlyings are greater than their respective Initial Prices on the second Review Date. Because the Closing Price of at least one Underlying is less than its Initial Price on the first Review Date, the notes are not automatically called on the first Review Date. Because the Closing Prices of all the Underlyings are greater than their respective Initial Prices on the second Review Date, the notes are automatically called on the second Review Date and the investor will receive on the related Call Settlement Date a cash payment of $1,358.00 per $1,000 Face Amount of notes. There will be no further payments on the notes.

Example 3: The Closing Price of at least one Underlying is less than its Initial Price on each Review Date and the Final Price of the Laggard Underlying is greater than its Trigger Price, resulting in an Underlying Return of the Laggard Underlying of 60.00%. Because the Closing Price of at least one Underlying is less than its Initial Price on each Review Date, the notes are not automatically called. Because the Final Price of the Laggard Underlying is greater than its Trigger Price (equal to 70.00% of its Initial Price), despite the Underlying Return of the Laggard Underlying being greater than the Digital Return, the investor will receive on the Maturity Date a cash payment of $1,537.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x Digital Return)

$1,000 + ($1,000 x 53.70%) = $1,537.00

Example 4: The Closing Price of at least one Underlying is less than its Initial Price on each Review Date and the Final Price of the Laggard Underlying is greater than its Trigger Price, resulting in an Underlying Return of the Laggard Underlying of -20.00%. Because the Closing Price of at least one Underlying is less than its Initial Price on each Review Date, the notes are not automatically called. Because the Final Price of the Laggard Underlying is greater than its Trigger Price, the investor will receive on the Maturity Date a cash payment of $1,537.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x Digital Return)

$1,000 + ($1,000 x 53.70%) = $1,537.00

Example 5: The Closing Price of at least one Underlying is less than its Initial Price on each Review Date and the Final Price of the Laggard Underlying is less than its Trigger Price (while the Final Prices of the other Underlyings are greater than their respective Initial Prices), resulting in an Underlying Return of the Laggard Underlying of -50.00%. Because the Closing Price of at least one Underlying is less than its Initial Price on each Review Date, the notes are not automatically called. Because the Final Price of the Laggard Underlying is less than its Trigger Price, despite the Final Prices of the other Underlyings being greater than their respective Initial Prices, the investor will receive on the Maturity Date a cash payment of $500.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x Underlying Return of the Laggard Underlying)

 $1,000 + ($1,000 x -50.00%) = $500.00

Example 6: The Closing Price of at least one Underlying is less than its Initial Price on each Review Date and the Final Prices of all the Underlyings are less than their respective Initial Prices, with the Final Price of the Laggard Underlying being less than its Trigger Price, resulting in an Underlying Return of the Laggard Underlying of -70.00%. Because the Closing Price of at least one Underlying is less than its Initial Price on each Review Date, the notes are not automatically called. Because the Final Price of the Laggard Underlying is less than its Trigger Price, the investor will receive on the Maturity Date a cash payment of $300.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x Underlying Return of the Laggard Underlying)

$1,000 + ($1,000 x -70.00%) = $300.00

Selected Purchase Considerations

•	STEP-UP APPRECIATION POTENTIAL — If the Closing Prices of all the Underlyings on any annual Review Date are greater than or equal to their respective Initial Prices, the notes will be automatically called. If the notes are automatically called, you will receive on the applicable Call Settlement Date a cash payment per $1,000 Face Amount of notes equal to the Face Amount plus the product of the Face Amount and the applicable Call Return based on a rate of 17.90% per annum. Even if the notes are not automatically called, if the Final Price of the Laggard Underlying is greater than or equal to its Trigger Price, you will receive on the Maturity Date a positive return on the notes equal to the Digital Return of 53.70%. In this circumstance, you would receive on the Maturity Date the maximum Payment at Maturity of $1,537.00 per $1,000 Face Amount of notes. Any payment on the notes is subject to our ability to satisfy our obligations as they become due.

•	LIMITED PROTECTION AGAINST LOSS — If the notes are not automatically called and the Final Price of the Laggard Underlying is greater than or equal to its Trigger Price, you will receive at maturity a positive return on the notes equal to the Digital Return. However, if the notes are not automatically called and the Final Price of the Laggard Underlying is less than its Trigger Price, for each $1,000 Face Amount of notes, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Price of the Laggard Underlying is less than its Initial Price. In this circumstance, you will lose a significant portion or all of your investment in the notes.

•	POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF THE AUTOMATIC CALL FEATURE — While the original term of the notes is approximately three years, the notes will be automatically called if the Closing Prices of all the Underlyings on either annual Review Date are greater than or equal to their respective Initial Prices, and you will receive the applicable payment corresponding to that Review Date, as set forth on the cover of this pricing supplement. For the avoidance of doubt, the fees and commissions described on the cover of this pricing supplement will not be rebated or subject to amortization if the notes are automatically called.

•	RETURN LINKED TO THE LEAST PERFORMING OF THE THREE UNDERLYINGS — The return on the notes, which may be positive, zero or negative, is linked to the least performing of the SPDR® S&P® Oil & Gas Exploration & Production ETF, the Technology Select Sector SPDR® Fund and the SPDR® S&P® Bank ETF, as described herein. If the notes are not automatically called, the Payment at Maturity will be determined solely by reference to the performance of the Laggard Underlying.

SPDR® S&P® Oil & Gas Exploration & Production ETF

The SPDR® S&P® Oil & Gas Exploration and Production ETF is an exchange-traded fund managed by SPDR® Series Trust, a registered investment company. The SPDR® Series Trust consists of numerous separate investment portfolios, including the SPDR® S&P® Oil & Gas Exploration and Production ETF. SSgA Funds Management, Inc. is the investment adviser of the SPDR® S&P® Oil & Gas Exploration and Production ETF. The SPDR® S&P® Oil & Gas Exploration and Production ETF seeks to provide investment results that correspond generally to the total return performance, before fees and expenses, of the S&P® Oil & Gas Exploration & Production Select Industry Index®, which represents the oil and gas exploration and production sub-industry portion of the U.S. equity market. The SPDR® S&P® Oil & Gas Exploration and Production ETF trades on the NYSE Arca under the ticker symbol “XOP.” This is only a summary of the SPDR® S&P® Oil & Gas Exploration and Production ETF. For more information on the SPDR® S&P® Oil & Gas Exploration and Production ETF, please see the section entitled “The Select Industry SPDR Exchange Traded Funds — The SPDR® S&P® Oil & Gas Exploration and Production ETF” in the accompanying underlying supplement No. 1 dated August 17, 2015. For more information on the S&P® Oil & Gas Exploration & Production Select Industry Index®, please see the section entitled “The S&P Dow Jones Indices — The S&P Select Industry Indices — The S&P® Oil & Gas Exploration & Production Select Industry Index®” in the accompanying underlying supplement No. 1 dated August 17, 2015.

Technology Select Sector SPDR® Fund

The Technology Select Sector SPDR® Fund is an exchange-traded fund managed by the Select Sector SPDR® Trust, a registered investment company. The Select Sector SPDR® Trust consists of numerous separate investment portfolios, including the Technology Select Sector SPDR® Fund. SSgA Funds Management, Inc. is the investment adviser of the Technology Select Sector SPDR® Fund. The Technology Select Sector SPDR® Fund seeks to provide investment results that correspond generally to the level and yield performance, before fees and expenses, of the Technology Select Sector Index, which represents the technology sector of the U.S. equity market. The Technology Select Sector SPDR® Fund trades on the NYSE Arca under the ticker symbol “XLK.” This is only a summary of the Technology Select Sector SPDR® Fund. For more information on the Technology Select Sector SPDR® Fund, please see the section entitled “The Select Sector SPDR Exchange Traded Funds — The Technology Select Sector SPDR® Fund” in the accompanying underlying supplement No. 1 dated August 17, 2015. For more information on the Technology Select Sector Index, please see the section entitled “The S&P Dow Jones Indices — The S&P Select Sector Indices — The Technology Select

Sector Index” in the accompanying underlying supplement No. 1 dated August 17, 2015.

SPDR® S&P® Bank ETF

The SPDR® S&P® Bank ETF is an exchange-traded fund managed by SPDR® Series Trust, a registered investment company. The SPDR® Series Trust consists of numerous separate investment portfolios, including the SPDR® S&P® Bank ETF. SSgA Funds Management, Inc. is the investment adviser of the SPDR® S&P® Bank ETF. The SPDR® S&P® Bank ETF seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of the S&P® Banks Select Industry® Index, which represents the performance of the bank sub-industry portion of the S&P® Total Market Index. The SPDR® S&P® Bank ETF trades on the NYSE Arca under the ticker symbol “KBE.” This is only a summary of the SPDR® S&P® Bank ETF. For more information on the SPDR® S&P® Bank ETF, please see the section entitled “The SPDR® S&P® Bank ETF” in this pricing supplement.

•	TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the notes will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the maturity or other taxable disposition of your notes and (ii) the gain or loss on your notes should be capital gain or loss and should be long-term capital gain or loss if you have held the notes for more than one year. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your notes could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

Withholding under legislation commonly referred to as “FATCA” might (if the notes were recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to payments of gross proceeds of a taxable disposition, including upon an automatic call or at maturity, of a note. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the notes.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, the applicable regulations exclude from the scope of Section 871(m) instruments issued in 2017 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Underlyings or in any of the component securities held by the Underlyings. In addition to these selected risk considerations, you should review the “Risk Factors” sections of the accompanying product supplement, prospectus supplement and prospectus.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return on your investment. The return of the notes at maturity is linked to the performance of the Laggard Underlying and will depend on whether the notes are automatically called and whether the Final Price of the Laggard Underlying is less than its Trigger Price. If the notes are not automatically called and the Final Price of the Laggard Underlying is less than its Trigger Price, for each $1,000 Face Amount of notes, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Price of the Laggard Underlying is less than its Initial Price. In this circumstance, you will lose a significant portion or all of your investment at maturity. Any payment on the notes is subject to our ability to satisfy our obligations as they become due.

•	THE RETURN ON THE NOTES IS LIMITED — If the notes are automatically called, the return on the notes will be limited by the pre-specified Call Return on the relevant Review Date, regardless of the performance of the Underlyings. In addition, since the notes could be called as early as the first Review Date, the term of your investment could be as short as approximately one year and your return on the notes would be less than what you would have received if the notes were called on the other Review Date. If the notes are not automatically called and the Final Price of the Laggard Underlying is greater than or equal to its Trigger Price, you will receive a positive return on the notes equal to the Digital Return. In this circumstance, your positive return on the notes will be limited to 53.70%. However, if the notes are not automatically called and the Final Price of the Laggard Underlying is less than its Trigger Price, for each $1,000 Face Amount of notes, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Price of the Laggard Underlying is less than its Initial Price. Therefore, the return on the notes is limited regardless of whether the notes are automatically called or not.

•	REINVESTMENT RISK — If the notes are automatically called, the term of the notes may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.

•	IF THE NOTES ARE NOT AUTOMATICALLY CALLED, YOUR PAYMENT AT MATURITY WILL BE DETERMINED SOLELY BY THE FINAL PRICE OF THE LAGGARD UNDERLYING — If the notes are not automatically called, the Payment at Maturity will be determined solely by reference to the Final Price of the Laggard Underlying, without taking into consideration the Final Prices of the other Underlyings.

•	A HIGHER DIGITAL/CALL RETURN OR A LOWER TRIGGER PRICE FOR EACH UNDERLYING MAY REFLECT A GREATER EXPECTED VOLATILITY OF ONE OR MORE OF THE UNDERLYINGS, WHICH IS GENERALLY ASSOCIATED WITH A GREATER RISK OF LOSS — Volatility is a measure of the degree of variation in the trading prices of an asset over a period of time. The greater the expected volatility at the time the terms of the notes are set on the Trade Date, the greater the expectation is at that time that at least one of the Underlyings may close below its Trigger Price on the Final Valuation Date (resulting in a loss of a significant portion or all of your initial investment). In addition, the economic terms of the notes, including the Trigger Prices and the Digital/Call Return, are based, in part, on the expected volatility of the Underlyings at the time the terms of the notes are set on the Trade Date, where higher expected volatility will generally lead to a higher Digital/Call Return or a lower Trigger Price for each Underlying. Accordingly, a higher Digital/Call Return as compared with the expected return on our conventional fixed income securities with a similar maturity or the expected return on our other similarly structured securities will generally indicate a greater risk of loss, while a lower Trigger Price for each Underlying as compared with otherwise comparable securities does not necessarily indicate that the notes have a greater likelihood of returning your investment at maturity. You should be willing to accept the downside market risk of each Underlying and the potential loss of a significant portion or all of your initial investment at maturity.

•	THE NOTES DO NOT PAY ANY COUPONS — Unlike ordinary debt securities, the notes do not pay any coupons and do not guarantee any return of your investment at maturity.

•	THE NOTES ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The notes are senior unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the notes depends on the ability of Deutsche Bank AG to satisfy its obligations as they become due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the notes. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes and, in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the notes and you could lose your entire investment.

•	THE NOTES MAY BE WRITTEN DOWN, BE CONVERTED INTO ORDINARY SHARES OR OTHER INSTRUMENTS OF OWNERSHIP OR BECOME SUBJECT TO OTHER RESOLUTION MEASURES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF ANY SUCH MEASURE BECOMES APPLICABLE TO US — Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations described above under “Resolution Measures and Deemed Agreement,” the notes are subject to the powers exercised by the competent resolution authority to impose Resolution Measures on us, which may include: writing down, including to zero, any claim for payment on the notes; converting the notes into ordinary shares of (i) the Issuer, (ii) any group entity or (iii) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; or applying any other resolution measure including, but not limited to, transferring the notes to another entity, amending, modifying or varying the terms and conditions of the notes or cancelling the notes. The competent resolution authority may apply Resolution Measures individually or in any combination.

The German law on the mechanism for the resolution of banks of November 2, 2015 (Abwicklungsmechanismusgesetz, or the “Resolution Mechanism Act”) provides that, in a German insolvency proceeding of the Issuer, certain specifically defined senior unsecured debt instruments would rank junior to, without constituting subordinated debt, all other outstanding unsecured unsubordinated obligations of the Issuer and be satisfied only if all such other senior unsecured obligations of the Issuer have been paid in full. This prioritization would also be given effect if Resolution Measures are imposed on the Issuer, so that obligations under debt instruments that rank junior in insolvency as described above would be written down or converted into common equity tier 1 instruments before any other senior unsecured obligations of the Issuer are written down or converted. A large portion of our liabilities consist of senior unsecured obligations that either fall outside the statutory definition of debt instruments that rank junior to other senior unsecured obligations according to the Resolution Mechanism Act or are expressly exempted from such definition.

Among those unsecured unsubordinated obligations that are expressly exempted are money market instruments and senior unsecured debt instruments whose terms provide that (i) the repayment or the amount of the repayment depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued or is settled in a way other than by monetary payment, or (ii) the payment of interest or the amount of the interest payments depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued unless the payment of interest or the amount of the interest payments solely depends on a fixed or floating reference interest rate and is settled by monetary payment. This order of priority introduced by the Resolution Mechanism Act would apply in German insolvency proceedings instituted, or when Resolution Measures are imposed, on or after January 1, 2017 with effect for debt instruments of the Issuer outstanding at that time. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, the competent regulatory authority or court would determine which of our senior debt securities issued under the prospectus have the terms described in clauses (i) or (ii) above, referred to herein as the “Structured Debt Securities,” and which do not, referred to herein as the “Non-Structured Debt Securities.” We expect the notes offered herein to be classified as Structured Debt Securities, but the competent regulatory authority or court may classify the notes differently. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, the Structured Debt Securities are expected to be among the unsecured unsubordinated obligations that would bear losses after the Non-Structured Debt Securities as described above. Nevertheless, you may lose some or all of your investment in the notes if a Resolution Measure becomes applicable to us. Imposition of a Resolution Measure would likely occur if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. The Bank Recovery and Resolution Directive and the Resolution Act are intended to eliminate the need for public support of troubled banks, and you should be aware that public support, if any, would only potentially be used by the competent supervisory authority as a last resort after having assessed and exploited, to the maximum extent practicable, the resolution tools, including the bail-in tool.

By acquiring the notes, you would have no claim or other right against us arising out of any Resolution Measure and we would have no obligation to make payments under the notes following the imposition of a Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the Indenture or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act. Furthermore, because the notes are subject to any Resolution Measure, secondary market trading in the notes may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the notes, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the indenture agents for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the notes. Accordingly, you may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure.

•	THE ISSUER’S ESTIMATED VALUE OF THE NOTES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE NOTES — The Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the notes. The difference between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the notes is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the notes, reduces the economic terms of the notes to you and is expected to adversely affect the price at which you may be able to sell the notes in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your notes or otherwise value your notes, that price or value may differ materially from the estimated value of the notes determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the notes in the secondary market.

•	INVESTING IN THE NOTES IS NOT THE SAME AS INVESTING IN THE SHARES OF THE UNDERLYINGS OR THE COMPONENT SECURITIES HELD BY THE UNDERLYING —The return on your notes may not reflect the return you would have realized if you had directly invested in the shares of the Underlyings or the component securities held by the Underlyings. For instance, your return on the notes is solely dependent upon the performance of the least performing Underlying, and you will not participate in any potential increase in the prices of the Underlyings, which could be significant.

•	IF THE PRICES OF THE UNDERLYINGS CHANGE, THE VALUE OF YOUR NOTES MAY NOT CHANGE IN THE SAME MANNER — Your notes may trade quite differently from the prices of the Underlyings and the component securities held by the Underlyings. Changes in the prices of the Underlyings and the component securities held by the Underlyings may not result in comparable changes in the value of your notes.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component securities held by the Underlyings or holders of shares of the Underlyings would have.

•	YOUR INVESTMENT IS EXPOSED TO A DECLINE IN THE PRICE OF EACH UNDERLYING — Your return on the notes is not linked to a basket consisting of the Underlyings. Rather, any payment on the notes will be determined solely by reference to the performance of the least performing of the three Underlyings. Unlike an instrument with a return linked to a basket, in which risk is mitigated and diversified among all of the basket components, you will be exposed equally to the risks related to each of the Underlyings and your return will be based on the least performing of the Underlyings, as measured on each Review Date and the Averaging Dates. A negative performance by any of the Underlyings over the term of the notes may adversely affect your return on the notes and will not be offset or mitigated by a positive performance by the other Underlyings.

•	BECAUSE THE NOTES ARE LINKED TO THE LEAST PERFORMING OF THE THREE UNDERLYINGS, YOU ARE EXPOSED TO A GREATER RISK OF LOSING A SIGNIFICANT PORTION OR ALL OF YOUR INVESTMENT THAN IF THE NOTES WERE LINKED TO JUST ONE UNDERLYING — The risk that you will lose a significant portion or all of your initial investment in the notes is greater than in substantially similar securities that are linked to the performance of just one of the Underlyings. With three Underlyings, it is more likely that the Final Price of the Laggard Underlying will be less than its Trigger Price than if the notes were linked to only one of the Underlyings, and therefore, it is more likely that you will receive a Payment at Maturity that is significantly less than your initial investment. In addition, the performance of the Underlyings may not be correlated. If the performance of the Underlyings is not correlated, or is negatively correlated, the potential for the Final Price of the Laggard Underlying to be less than its Trigger Price is even greater. Although the correlation of the Underlyings’ performance may change over the term of the notes, the Trigger Price is determined, in part, based on the correlation of the Underlyings’ performance at the time when the terms of the notes are finalized. A lower Trigger Price is generally associated with a lower correlation of the Underlyings, which reflects a greater potential for loss on your investment at maturity.

•	THE EQUITY SECURITIES HELD BY THE SPDR® S&P® OIL & GAS EXPLORATION & PRODUCTION ETF ARE SUBJECT TO RISKS ASSOCIATED WITH THE OIL AND GAS EXPLORATION AND PRODUCTION SECTOR — All or substantially all of the equity securities held by the SPDR® S&P® Oil & Gas Exploration & Production ETF are issued by companies whose primary business is directly associated with the exploration and production of oil and gas. The oil and gas industry is significantly affected by a number of factors that influence worldwide economic conditions and oil prices, such as natural disasters, supply disruptions, geopolitical events and other factors that may offset or magnify each other, including:

•	employment levels and job growth;

•	worldwide and domestic supplies of, and demand for, crude oil and natural gas;

•	the cost of exploring for, developing, producing, refining and marketing crude oil and natural gas;

•	consumer confidence;

•	changes in weather patterns and climatic changes;

•	the ability of the members of Organization of Petroleum Exporting Countries and other producing nations to agree to and maintain production levels;

•	the worldwide military and political environment, uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States, or elsewhere;

•	the price and availability of alternative and competing fuels;

•	domestic and foreign governmental regulations and taxes; and

•	general economic conditions worldwide.

These factors or the absence of such factors could cause a downturn in the oil and natural gas industries generally or regionally and could cause the value of some or all of the component securities held by the SPDR® S&P® Oil & Gas Exploration & Production ETF and the price of the SPDR® S&P® Oil & Gas Exploration & Production ETF to decline during the term of the notes.

•	THE EQUITY SECURITIES HELD BY THE TECHNOLOGY SELECT SECTOR SPDR® FUND ARE SUBJECT TO RISKS ASSOCIATED WITH THE TECHNOLOGY SECTOR — All or substantially all of the equity securities held by the Technology Select Sector SPDR® Fund are issued by companies whose primary line of business is directly associated with the technology sector. The value of stocks of technology companies and companies that rely heavily on technology is particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation and competition, both domestically and internationally, including competition from foreign competitors with lower production costs. Stocks of technology companies and companies that rely heavily on technology, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market. Technology companies are heavily dependent on patent and intellectual property rights, the loss or impairment of which may adversely affect profitability. Additionally, companies in the technology sector may face dramatic and often unpredictable changes in growth rates and competition for the services of qualified personnel. These factors or the absence of such factors could cause a downturn in the technology sector and could cause the value of some or all of the component securities held by the Technology Select Sector SPDR® Fund and the price of the Technology Select Sector SPDR® Fund to decline during the term of the notes.

•	THE EQUITY SECURITIES HELD BY THE SPDR® S&P® BANK ETF ARE SUBJECT TO RISKS ASSOCIATED WITH THE BANKING SECTOR — All or substantially all of the equity securities held by the SPDR® S&P® Bank ETF are issued by companies whose primary line of business is directly associated with the banking sector. The performance of companies in the banking sector may be affected by governmental regulation that may limit the amount and types of loans and other financial commitments that banks can make, the interest rates and fees they can charge and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds, and can fluctuate significantly when interest rates change. Credit losses resulting from financial difficulties of borrowers can negatively impact the banking sector. Banks may also be subject to severe price competition. The regional banking industry is highly competitive, and thus, failure to maintain or increase market share may adversely affect profitability. These factors or the absence of such factors could cause a downturn in the bank industries and could cause the value of some or all of the component securities held by the SPDR® S&P® Bank ETF and the price of the SPDR® S&P® Bank ETF to decline during the term of the notes.

•	THE POLICIES OF THE RESPECTIVE INVESTMENT ADVISOR OF EACH UNDERLYING AND CHANGES THAT AFFECT ANY UNDERLYING OR ITS TRACKED INDEX COULD ADVERSELY AFFECT THE VALUE OF THE NOTES — The policies of the respective investment advisor of each Underlying concerning the calculation of such Underlying’s net asset value (“NAV”), additions, deletions or substitutions of securities or other assets or financial measures held by such Underlying, substitution of the tracked index of such Underlying and the manner in which changes affecting how such tracked index is calculated are reflected in such Underlying could adversely affect the price of the shares of such Underlying and, therefore, the value of, and your return on, the notes. The value of, and your return on, the notes could also be adversely affected if an investment advisor of an Underlying changes its policies, for example, by changing the manner in which such investment advisor calculates such Underlying’s NAV, or if such investment advisor discontinues or suspends calculation or publication of such Underlying’s NAV, in which case it may become difficult to determine the value of the notes. If events such as these occur or if the Closing Prices of the Underlyings are not available on either Review Date or an Averaging Date because of a market disruption event or for any other reason, the calculation agent, in certain circumstances, may determine the Closing Prices of the Underlyings and the Payment at Maturity in a manner it considers appropriate in its sole discretion.

•	The Performances of the Underlyings, Particularly During Periods of Market Volatility, May Not Match the Performances of THEIR RESPECTIVE Tracked INDICES or THEIR Net Asset Value per Share — The performance of the Underlyings may not match the performances of their respective tracked indices due to a number of factors. For instance, the Underlyings may not hold all or substantially all of the securities included in their respective tracked indices and the respective investment advisors of the Underlyings may invest a portion of their respective Underlying’s assets in securities not included in such Underlying’s tracked index. Therefore, the performances of the Underlyings are generally linked, in part, to assets other than the securities included in their respective tracked indices. Additionally, the performances of the Underlyings will reflect transaction costs and fees that are not included in the calculation of their respective tracked indices.

In addition, because the shares of the Underlyings are traded on securities exchanges and are subject to supply and demand, the performance of one share of each Underlying may differ from the performance of its respective tracked index or the Underlying’s NAV per share. Furthermore, during periods of market volatility, securities or other assets held by the Underlyings may become unavailable in the secondary market due to reduced liquidity or suspensions of, or limitations on, trading, making it difficult for market participants to accurately calculate the NAV per share of the Underlyings and/or create, redeem or hedge shares of the Underlyings. In such circumstances, the prices at which market participants are willing to buy and sell shares of the Underlyings may be significantly lower than each Underlying’s NAV and the liquidity of the shares of the Underlyings may be materially and adversely affected. Consequently, the performances of the Underlyings may deviate significantly from the performances of their respective tracked indices or each Underlying’s NAV per share. These circumstances may or may not constitute market disruption events and, in either case, your return on the notes may be determined based on the prices of the shares of the Underlyings when they deviate significantly from the performance of their respective tracked indices or each Underlying’s NAV per share. If this occurs, the value of, and your return on, the notes may be materially and adversely affected.

•	ANTI-DILUTION PROTECTION IS LIMITED AND THE CALCULATION AGENT MAY MAKE ADJUSTMENTS IN ADDITION TO, OR THAT DIFFER FROM, THOSE SET FORTH IN THE ACCOMPANYING PRODUCT SUPPLEMENT — For each Underlying, the calculation agent will make adjustments to the relevant Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of such Underlying. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Underlyings. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Share Adjustment Factor or any other terms of the notes that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the relevant Underlying in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments described in the accompanying product supplement may be materially adverse to investors in the notes. You should read “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement in order to understand the adjustments that may be made to the notes.

•	THERE IS NO AFFILIATION BETWEEN THE UNDERLYINGS OR THE UNDERLYING STOCK ISSUERS AND US AND WE HAVE NOT PARTICIPATED IN THE PREPARATION OF, OR VERIFIED, ANY INFORMATION ABOUT THE UNDERLYINGS OR THE UNDERLYING STOCK ISSUERS — We are not affiliated with the Underlyings or the issuers of the component stocks held by the Underlyings or underlying their respective tracked indices (such stocks, “Underlying Stocks,” and the issuers of Underlying Stocks, “Underlying Stock Issuers”). However, we or our affiliates may currently, or from time to time in the future, engage in business with the Underlying Stock Issuers, including extending loans to, making equity investments in, acting as underwriter in connection with future offerings of the Underlying Stocks by, or providing advisory services (including merger and acquisition advisory services) to, such Underlying Stock Issuers. In the course of this business, we or our affiliates may acquire non-public information about the Underlying Stock Issuers and we will not disclose any such information to you. Nevertheless, neither we nor our affiliates have participated in the preparation of, or verified, any information about the Underlying Stocks or any of the Underlying Stock Issuers. You, as an investor in the notes, should make your own investigation into the Underlying Stocks and the Underlying Stock Issuers. Neither the Underlying nor any of the Underlying Stock Issuers is involved in this offering in any way and none of them has any obligation of any sort with respect to your notes. The Underlyings have no obligation to take your interests into consideration for any reason, including when taking any actions that would require the calculation agent to adjust the Share Adjustment Factor, which may adversely affect the value of your notes.

•	PAST PERFORMANCE OF THE UNDERLYINGS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlyings over the term of the notes may bear little relation to the historical closing prices of the Underlyings and/or the hypothetical examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlyings or whether the performance of the Underlyings will result in the return of any of your investment.

•	ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR NOTES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE NOTES ON THE TRADE DATE — While the payment(s) on the notes described in this pricing supplement is based on the full Face Amount of notes, the Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the notes. The Issuer’s estimated value of the notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the notes on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the notes and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your notes, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE NOTES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The notes will not be listed on any securities exchange. There may be little or no secondary market for the notes. We or our affiliates intend to act as market makers for the notes but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which we or our affiliates are willing to buy the notes. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the notes. If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the prices of the Underlyings have increased since the Trade Date.

•	MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — While we expect that, generally, the prices of the Underlyings will affect the value of the notes more than any other single factor, the value of the notes prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Underlyings;

•	the time remaining to the maturity of the notes;

•	the market prices and dividend rates of the shares of the Underlyings and the component securities held by the Underlyings;

•	the composition of the Underlyings;

•	the occurrence of certain events affecting one or more of the Underlyings that may or may not requires an anti-dilution adjustment;

•	interest rates and yields in the markets generally;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect any of the Underlyings, their respective tracked indices or the markets generally;

•	supply and demand for the notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

During the term of the notes, it is possible that their value may decline significantly due to the factors described above even if the prices of the Underlyings remain unchanged from their respective Initial Prices, and any sale prior to the Maturity Date could result in a substantial loss to you. You must hold the notes to maturity to receive the stated payout from the Issuer.

•	TRADING AND OTHER TRANSACTIONS BY US, JPMORGAN CHASE & CO. OR OUR OR ITS AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE NOTES — We or our affiliates expect to hedge our exposure from the notes by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We, JPMorgan Chase & Co. or our or its affiliates may also engage in trading in instruments linked or related to the Underlyings on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may adversely affect the prices of one or more of the Underlyings and, therefore, make it less likely that you will receive a positive return on your investment in the notes. It is possible that we, JPMorgan Chase & Co. or our or its affiliates could receive substantial returns from these hedging and trading activities while the value of the notes declines. We, JPMorgan Chase & Co. or our or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlyings. To the extent that we, JPMorgan Chase & Co. or our or its affiliates serve as issuer, agent or underwriter for such securities or financial or derivative instruments, our, JPMorgan Chase & Co.’s or our or its affiliates’ interests with respect to such products may be adverse to those of the holders of the notes. Introducing competing products into the marketplace in this manner could adversely affect the prices of one or more of the Underlyings and the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the notes.

•	WE, JPMORGAN CHASE & CO. OR OUR OR ITS AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE PRICES OF THE UNDERLYINGS AND THE VALUE OF THE NOTES — We, JPMorgan Chase & Co. or our or its affiliates may publish research from time to time on financial markets and other matters that could adversely affect the prices of the Underlyings and the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by us, JPMorgan Chase & Co. or our or its affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the notes and the Underlyings.

•	POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent, hedging our obligations under the notes and determining the Issuer’s estimated value of the notes on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the notes. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the notes on any relevant date or time. The calculation agent also has some discretion about certain adjustments to the Share Adjustment Factor for each Underlying and will be responsible for determining whether a market disruption event has occurred as well as, in some circumstances, the prices or levels related to the Underlyings that affect whether the notes are automatically called. Any determination by the calculation agent could adversely affect the return on the notes.

•	THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the notes will be used in connection with hedging our obligations under the notes through one or more of our affiliates. The hedging or trading activities of our affiliates on or prior to the Trade Date, a Review Date or an Averaging Date could adversely affect the price of one or more of the Underlyings and, as a result, could decrease the possibility of your notes being automatically called or the amount you may receive on the notes at maturity.

The SPDR® S&P® Bank ETF

We have derived all information contained in this pricing supplement regarding the SPDR® S&P® Bank ETF, including, without limitation, information concerning its make-up, method of calculation and adjustment policy, from publicly available information. We have not participated in the preparation of, or verified, such information. Such information reflects the policies of, and is subject to change by, SPDR® Series Trust and SSgA Funds Management, Inc. The SPDR® S&P® Bank ETF is an investment portfolio maintained and managed by SSgA Funds Management, Inc., which is the investment advisor to the SPDR® S&P® Bank ETF. The SPDR® S&P® Bank ETF is an exchange-traded fund that trades on the NYSE Arca under the ticker symbol “KBE.”

SPDR® Series Trust is a registered investment company that consists of numerous separate investment portfolios, including the SPDR® S&P® Bank ETF. Information provided to, or filed with, the SEC by SPDR® Series Trust pursuant to the Securities Exchange Act of 1934, as amended, or the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333–57793 and 811–08839, respectively, through the SEC’s website at.http://www.sec.gov.. For additional information regarding SPDR® Series Trust, SSgA Funds Management, Inc. and the SPDR® S&P® Bank ETF, please see the SPDR® Series Trust’s prospectus.

The SPDR® S&P® Bank ETF seeks to provide investment results that correspond generally to the total return performance, before fees and expenses, of the S&P® Banks Select Industry® Index, which represents the technology sector of the U.S. equity market. In seeking to track the performance of the S&P® Banks Select Industry® Index, the SPDR® S&P® Bank ETF employs a sampling strategy, which means that the SPDR® S&P® Bank ETF is not required to purchase all of the securities represented in the S&P® Banks Select Industry® Index. Instead, the SPDR® S&P® Bank ETF may purchase a subset of the securities represented in the S&P® Banks Select Industry® Index in an effort to hold a portfolio of securities with generally the same risk and return characteristics of the S&P® Banks Select Industry® Index. Under normal market conditions, the SPDR® S&P® Bank ETF generally invests substantially all, but at least 80%, of its total assets in the securities composing the S&P® Banks Select Industry® Index.

The S&P® Banks Select Industry® Index is a modified equally-weighted index that is designed to measure the performance of the bank sub-industry portion of the S&P® Total Market Index. The S&P® Total Market Index offers broad market exposure to companies of all market capitalization, including all common equities listed on the NYSE (including NYSE Arca), the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Select Market and the NASDAQ Capital Market. Only U.S. companies are eligible for inclusion in the S&P® Total Market Index. The companies included in the S&P® Banks Select Industry® Index are selected on the basis of being classified under the Global Industry Classification Standard (GICS) as Asset Management & Custody Banks, Diversified Banks, Regional Banks, Other Diversified Financial Services and Thrifts & Mortgage Finance companies as well as meeting float-adjusted liquidity ratio and float-adjusted market capitalization requirements. The S&P® Banks Select Industry® Index is reported by Bloomberg under the ticker symbol “SPSIBK.” This is only a summary of the S&P® Banks Select Industry® Index. For more information regarding the composition, calculation methodology and adjustment policy for the S&P® Banks Select Industry® Index, please see the section entitled “The S&P Select Industry Indices – Methodology of the Select Industry Indices” in the accompanying underlying supplement No. 1 dated August 17, 2015.

Historical Information

The following graphs set forth the historical performances of the SPDR® S&P® Oil & Gas Exploration & Production ETF, the Technology Select Sector SPDR® Fund and the SPDR® S&P® Bank ETF based on their respective daily closing prices from April 7, 2012 through April 7, 2017. The closing price of each Underlying on April 7, 2017, and therefore the Initial Price of each Underlying, is, (i) with respect to the SPDR® S&P® Oil & Gas Exploration & Production ETF, $37.22, (ii) with respect to the Technology Select Sector SPDR Fund, $53.06 and (iii) with respect to the SPDR® S&P® Bank ETF, $42.38. The graphs also shows the Trigger Price of each Underlying of (i) with respect to the SPDR® S&P® Oil & Gas Exploration & Production ETF, $26.05, equal to 70.00% of its Initial Price, (ii) with respect to the Technology Select Sector SPDR® Fund, $37.14, equal to 70.00% of its Initial Price and (iii) with respect to the SPDR® S&P® Bank ETF, $29.67, equal to 70.00% of its Initial Price. We obtained the historical closing prices of the Underlyings below from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information. The historical closing prices of the Underlyings should not be taken as an indication of future performance and no assurance can be given as to the Closing Prices of the Underlyings on any of the Review Dates or the Averaging Dates. We cannot give you assurance that the performance of the Underlyings will result in the return of any of your initial investment.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMS LLC or one of its affiliates, acting as placement agents for the notes, will receive a fee from the Issuer of $15.00 per $1,000 Face Amount of notes. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the notes offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the authenticating agent, acting on behalf of the trustee pursuant to the Indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of January 1, 2016, filed as an exhibit to the opinion of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and the authentication of the notes by the authenticating agent and the validity, binding nature and enforceability of the Indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated as of January 1, 2016, which has been filed by the Issuer on Form 6-K dated January 4, 2016.